Exhibit 23(h)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 15 to Registration Statement No. 33-18278 of Mandalay Resort Group of our report dated June 21, 2004, appearing in Amendment No. 1 on Form 11-K/A to the Annual Report on Form 11-K of Mandalay Resort Group Employees’ Profit Sharing and Investment Plan for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

November 30, 2004